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                                                                  EXTERNAL Q & A


EXTERNAL Q&A FOR INTERNAL USE IN RESPONDING TO EXTERNAL QUESTIONS
SABRE/GETTHERE ANNOUNCEMENT



STRATEGIC RATIONALE


1.   WHY IS SABRE BUYING GETTHERE?
     The combination of Sabre BTS and GetThere will create a clear leader in the B2B online travel channel, with the broadest range of services and content. This acquisition positions Saturn to capture a greater share of online corporate travel. Moreover, the acquisition will position Sabre as the leader in providing e-commerce solutions, Web site development, customer relationship management and Web hosting to suppliers and retailers, i.e. airlines and agencies. The resulting solution portfolio from the newly combined companies of Gradient, Sabre, and GetThere create the largest, most sophisticated set of e-commerce solutions for travel suppliers, travel agencies and corporations.


2. WHY IS THIS A GOOD DEAL FOR SABRE SHAREHOLDERS? FOR GETTHERE SHAREHOLDERS? Sabre shareholders will benefit from this strategic transaction as Sabre significantly enhances its penetration into the fast-growing B2B corporate travel space and B2B e-commerce for suppliers. The new company will also create enhanced revenue generating opportunities. GetThere shareholders will receive a premium of 46.4% over Friday's close.


3. ISN'T THIS ACQUISITION MORE OF A DEFENSIVE MOVE -- SABRE'S ATTEMPT TO ELIMINATE A THREAT?
     Absolutely not. This transaction creates a leading e-commerce platform for corporations and travel suppliers. We believe that this transaction will create revenue and cost synergies for the new entity that will accelerate profitability and ultimately create value for our shareholders. Moreover, the transaction supplements our recent acquisition of Gradient Solutions Limited. With this acquisition, we are further expanding our capabilities in Web hosting and Web reservations. Sabre BTS and GetThere have a limited international presence. When we combine that presence with Gradient, we are able to create a much broader presence in the international arena, particularly with Gradient's multi-language and multi-currency capabilities.


4. HOW DO YOU EXPECT CUSTOMERS TO RESPOND TO THIS COMBINATION? STRATEGIC PARTNERS? SUPPLIERS?
     This transaction brings a number of benefits to the customers of both companies. Leading-edge technologies, and innovative services and content are just a couple of the benefits. Our collective customers will benefit from our efforts to combine the best of the product portfolio to provide additional value.



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                                                                  EXTERNAL Q & A


     GetThere directors representing both United Airlines and American Express participated in the vote in favor of this agreement. We expect that our strategic partners and suppliers will react similarly.


5.   HOW WILL YOU MAKE THIS INTO A PROFITABLE ENTITY?
     Both the Sabre BTS line of business and GetThere have made good strides toward profitability. We anticipate a number of cost synergies in marketing and overall general and administrative expenses. In addition, the new organization will have revenue synergies with the critical mass of customers. We believe that these factors will contribute to profitability.


6.   WHAT DOES EACH PARTNER BRING TO THE COMBINED ENTITY?
     Sabre has a rich history of knowledge and relationships within the travel industry throughout the world, as well as innovative technologies. Sabre also brings seasoned core competencies in delivering mission-critical, high performance, reliable e-commerce solutions for companies whose Internet presence is critical to their success--Nobody delivers quality technical solutions for the Internet like Sabre.

     GetThere offers a comprehensive travel procurement solution with a multi-GDS platform. In addition, utilizing cutting-edge technology, GetThere builds advanced online reservations systems for airlines.

     Both organizations have a team of talented individuals who have helped to create the best products and deliver the best services for their respective customers.


7.   HOW WILL THE COMBINED ENTITY OPERATE AS PART OF SABRE'S CORPORATE
     ORGANIZATION?
     The organizational structure will be determined during integration planning, which will be between signing and closing.

     The new organization will be based in Menlo Park, CA, but will continue to maintain a large presence in Fort Worth, TX. Gadi Maier will be the president, reporting directly to Bill Hannigan. Scott Smith, senior vice president and general manager of Sabre BTS will lead the combined corporate market organization.

     With respect to each company's Web development tools, we will examine what is best for our customers as soon as practical after the close of the transaction.


8.   WHO ARE THE OTHER COMPETITORS IN THIS SPACE?
     Oracle E-Travel, Res Assist, SAP, XOL, Datalex, Expedia, IBM and EDS, to name a few.


9. WHAT DO YOU VIEW AS THE KEY STRATEGIC CHALLENGES FOR THE NEW ORGANIZATION? Our biggest focus in the near term is ensuring a smooth transition for customers and employees.




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                                                                  EXTERNAL Q & A


10. AREN'T YOU PUTTING YOUR OWN CRS OUT OF BUSINESS WITH THE ACQUISITION OF GRADIENT AND NOW GETTHERE?
     No. We are strengthening Sabre because we are providing more B2B and B2C solutions to enable our customers to succeed. When our customers grow, we grow. Our CRS business is having a banner year thus far and is achieving double digit growth rates.


11.  WHAT ARE THE OPPORTUNITIES TO EXPAND BEYOND TRAVEL?
     The core competency of the new organization is will be in the travel industry, which offers a huge opportunity, especially in the online space. Therefore, in the near term, our plan is to focus solely on travel. However, the current model does have potential to expand beyond travel, which we will consider in the long term.

     It's important to keep in mind the potential for travel in the online space. According to Forrester Research, Inc., online travel distribution in the U.S. is expected to reach $29.4 billion by 2003, nearly four times the 1999 level. In addition, Forrester states that even though online travel is still in its infancy, travel products are sold over the Internet more than any other consumer product. The dollar volume of travel sales on the Web currently surpasses that of software, books, music, apparel, games, toys, videos and sporting goods combined.


12. DOES SABRE HAVE PLANS FOR ADDITIONAL ACQUISITIONS IN THE NEAR TERM, OR OTHERWISE?
     We are always looking at all strategic opportunities. However, what we are discussing today is this acquisition and its benefits for our customers and our shareholders.


13. DO YOU EXPECT SABRE WILL SPIN-OFF THE NEW ORGANIZATION IN THE FUTURE? While there are no current plans to spin off the new organization, we will always keep our strategic options open and do what we believe to be in the best interest of our shareholders.


14. DO YOU EXPECT SABRE WILL CREATE A SEPARATE SECURITY (E.G., TRACKING STOCK) FOR THE NEW ORGANIZATION IN THE FUTURE?
     While there are no current plans to establish a separate security for the new organization, we will always keep our strategic options open and do what we believe is in the best interest of our shareholders.




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                                                                  EXTERNAL Q & A


TRANSACTION


15.  WHY ARE YOU PAYING A PREMIUM FOR GETTHERE?
     We believe that GetThere is an outstanding organization with great prospects and the value that we are paying is reflective of that. The transaction reflects a 46% premium over GetThere's August 25th closing price, which is consistent with market practice. If you look at their average closing price over the past 6 months, the premium is 32.3%.


16.  IS SABRE OVERPAYING FOR A MONEY-LOSING OPERATION?
     No. The reality of today's Internet economy is that many of these companies have losses. GetThere is growing very rapidly and addressing a large market. We expect the new entity to generate profits earlier than if Sabre BTS and GetThere were to remain as separate entities. And long term, the benefits of clear market leadership will generate greater growth and profitability.


17.  WHY IS THIS TRANSACTION SO DILUTIVE TO SABRE EPS?
     GetThere has not yet reached profitability, which will result in some transaction dilution. A significant portion of this dilution results from amortization of goodwill and other non-cash charges that are not included in our adjusted EPS. Further, beginning in 2001, we expect that all dilution from this transaction will be offset by the restructuring we announced today. We expect that combining GetThere and Sabre BTS will enable both businesses to reach profitability more quickly and to result in earnings accretion.


18.  DID SABRE AND GETTHERE EXPLORE OTHER COMPANIES AS POTENTIAL PARTNERS?
     Yes, Sabre considered, as usual in any deal, other companies as potential partners, but it was clear that GetThere was the best fit with respect to strategic goals and potential synergies. Of course, you would have to speak to GetThere about their discussions with other companies.


19.  DO YOU EXPECT ANY OTHER SUITORS TO EMERGE DOWN THE ROAD?
     That is always a possibility; however, the agreement provides protection for Sabre, should other offers arise.


20.  ARE THERE BREAK-UP FEES; CROSS OPTIONS?
     Yes, there are break-up fees. There are no cross options.




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                                                                  EXTERNAL Q & A


21.  IS THE DEAL SUBJECT TO SHAREHOLDER VOTES?
     The deal is structured as a tender offer and requires GetThere shareholders to tender their shares rather than to vote on the transaction. The deal is subject to the tender of shares by a majority of GetThere shareholders.


22.  WHEN DO YOU EXPECT THE TRANSACTION TO CLOSE?
     We anticipate closing in early to mid October of this year. Closing is contingent upon regulatory approvals (Department of Justice for antitrust) and the successful completion of the cash tender offer process [NOTE--if more than 50% of the shares are tendered, but less than 90%, a shareholder meeting will be called. If more than 90% of the shares are tendered, then no shareholder meeting will be required]. Between now and closing, GetThere and Sabre BTS will operate business as usual--taking care of current customers and pursuing new ones.


23.  IS THERE A COLLAR ON THE DEAL? HOW DOES IT WORK?
     No. This is a simple cash tender offer.



FINANCIAL

24. WHAT TYPE OF SYNERGIES DOES SABRE EXPECT TO ACHIEVE? OVER WHAT TIME PERIOD? We expect cost synergies in numerous areas, including marketing, technology, and operations, as well as enhanced revenue growth resulting from the market leadership of the new organization. We expect the result to be an acceleration of profitability in both the corporate online channel and the supplier Web site business. We also believe that the synergies will allow the new entity to invest aggressively in new product development in order to provide better products and services for customers.


25. GETTHERE IS EXPECTED TO LOSE A SIGNIFICANT AMOUNT OF MONEY THIS YEAR. WHEN WILL THIS TRANSACTION BE ACCRETIVE TO SABRE SHAREHOLDERS?
     Lte 2001 on an adjusted EPS basis (excluding lookthrough items, such as goodwill amortization)


26.  WHY ARE BOTH COMPANIES' STOCKS SO UNDERVALUED?
     Sabre stock has been under pressure since our spin-off from AMR in March. We anticipated some of this pressure based on the performance of other companies who have had similar stock distributions. They, too, experienced downward trends on their stock price immediately following the distribution. Certainly, 83% of our stock hitting the market in one-day creating some expected volatility. Many of the large institutional shareholders of AMR stock received significant shares in Sabre. These institutions do not invest in the technology sector and therefore have sold their Sabre shares.

     We can't speak for GetThere, but we do think that their stock price tracks closely with other Internet B2B and Internet travel companies, especially in the travel segment.




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                                                                  EXTERNAL Q & A


27. WHAT IS THE EXPECTED INTERNAL RATE OF RETURN OF THE GETTHERE TRANSACTION? We expect the return to be significant because this acquisition will further Sabre's transition toward the digital economy.


28. HOW MUCH WILL SABRE AND GETTHERE EACH CONTRIBUTE TO THE NEW ORGANIZATION'S TOTAL REVENUES?
     GetThere's corporate business today is similar to that of Sabre BTS. Because Sabre BTS is a part of Sabre, we have never broken out its revenues. However, we anticipate that the new entity will account for significant part of the online travel segment revenue.


29. HOW WILL THE NEW ORGANIZATION'S REVENUES BREAK OUT IN TERMS OF GEOGRAPHY? IN TERMS OF PRODUCTS/SERVICES?
     In the past, we have not disclosed detail financial information with respect to Sabre BTS because that information was considered a part of Sabre's overall financials. After the close of the transaction, we plan to give business unit level financial details for all of Sabre's units.


30. HOW DO YOU EXPECT SABRE'S REVENUE MIX TO SHIFT WITH THIS ACQUISITION AND THE NEW CORPORATE STRATEGY?
     We expect the new organization to contribute significant revenue in 2002 and beyond.


31.  WHEN DO YOU EXPECT THIS ENTITY TO BE PROFITABLE?
     We anticipate profitability in late 2001.


32.  WILL SABRE CONTINUE GETTHERE'S POLICY OF ISSUING WARRANTS TO MAJOR
     CUSTOMERS?
     Although we have issued warrants to major customers in some instances, we do not currently have any plans to do so in the future. Should the market require such action, we would certainly consider it.


33. HOW MUCH CAPITAL DOES SABRE PLAN TO INVEST IN THIS NEW ORGANIZATION? Given the nature of this type of online business, major capital expenditures are not required. What we will invest in is the next generation of products and technologies in order to meet our customer needs.


34. COULD YOU REVIEW SABRE'S BTS FINANCIALS OVER THE PAST SEVERAL YEARS -- REVENUES, OPERATING MARGINS, GROSS MARGINS?




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                                                                  EXTERNAL Q & A


     Although we have not previously disclosed Sabre B's financials, they are typical of a startup B2B ecommerce entity.



MANAGEMENT / EMPLOYEES

35. WHAT IS THE SENIOR MANAGEMENT STRUCTURE OF THE COMBINED ENTITY? WHO WILL BE THE NEW ORGANIZATION'S CEO? WHO WILL FILL THE TOP OPERATING POSITIONS?
     Gadi Maier, current CEO of GetThere, will become president of the new organization. Scott Smith, who is currently general manager of Sabre BTS, will lead the combined corporate market organization.

     We will make determinations for the Web development groups as soon as practical after the close of the transaction.


36. WILL THE NEW ORGANIZATION'S MANAGEMENT TEAM REPORT INTO SABRE CORPORATE MANAGEMENT?
     Gadi Maier will report to Bill Hannigan, chairman, president and chief executive officer of Sabre.


37.  WILL THERE BE ANY GETTHERE REPRESENTATION ON THE SABRE BOARD?
     No.


38.  WHO WILL MANAGE THE TRAVEL SUPPLIER/RETAILER BUSINESSES?
     Upon closing, no changes will be made to either Sabre's or GetThere's Web Site development businesses. Jeff Harmon will continue to manage Sabre's Web Res Business, which contains product s from Sabre and Gradient.
     Gadi Maeir will manage GetThere's Web Site Development business.
     After closing, we will determine how and if we should combine Sabre's Web site development with GetThere's Web site development, based on what is best for our customers.


39.  DO YOU HAVE AN INTEGRATION PLAN? ARE INTEGRATION TEAMS IN PLACE?
     We are confident that we can achieve a smooth combination of Sabre BTS and GetThere. Both companies are committed to an orderly and efficient integration and are developing a comprehensive plan for doing so. An integration team is already in place and will oversee many aspects of the combination; no cooperation on sales and marketing strategy and operations will occur until the deal closes.


40.  WHO WILL HAVE PRIMARY RESPONSIBILITY FOR THE INTEGRATION PROCESS?
     Gadi Meier, the GetThere CEO, and Tom Klein, who is president of Sabre's Emerging Businesses unit, will be responsible for the integration process.




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                                                                  EXTERNAL Q & A


41. WHAT PARTS OF YOUR OPERATIONS WILL YOU BE CONSOLIDATING? OVER WHAT TIME PERIOD?
     After the close of the transaction, Sabre BTS and GetThere will consolidate their operations. At that time, we will evaluate the best method to integrate our two Web businesses.


42. HOW MANY EMPLOYEES SABRE BTS AND GETTHERE NOW HAVE? HOW MANY WILL NEW ORGANIZATION HAVE?
     There are approximately 225 Sabre BTS employees and 400 GetThere employees.


43. DO YOU ANTICIPATE CULTURAL ISSUES DURING THE INTEGRATION OF GETTHERE WITH SABRE BTS? HOW WILL YOU ADDRESS THESE ISSUES?
     The management teams of both companies have worked together over the last several weeks to initiate, develop, negotiate and consummate the signing of the merger agreement. We anticipate continued strong growth in our relationship from now through the closing of the merger.


44. WHAT DO YOU PERCEIVE AS NEW ORGANIZATION'S GREATEST POTENTIAL INTEGRATION PROBLEMS?
     We anticipate that the integration issues will be minimal.



OPERATIONS

45. WILL THE NEW ORGANIZATION'S TECHNOLOGY PLATFORM BE A COMBINATION OF SABRE BTS' AND GETTHERE'S EXISTING PLATFORMS?
     We anticipate that during the integration process we will be able to examine the best of both and eventually migrate to one that combines the best of both.


46. HOW MANY CUSTOMERS DOES SABRE BTS HAVE? HOW MANY DOES GETTHERE HAVE? HOW SOON WILL THE TWO COMPANIES' CUSTOMERS HAVE ACCESS TO THE FULL PRODUCT AND SERVICES OFFERINGS OF THE COMBINED ENTITY?
     Both companies have an impressive customer base of more than a thousand combined customers. Customers include Cisco, Citicorp, Dell, GE, Lucent Nike and Nortel on the corporate side. United, America West, US Airways and SwissAir on the airline side. After the close of the transaction and the integration process review, we will be able to make decisions regarding the product and service offerings.



REGULATORY



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                                                                  EXTERNAL Q & A


47. BESIDES HART-SCOTT-RODINO, DO YOU ANTICIPATE ANY REGULATORY/LEGISLATIVE HURDLES THAT YOU WILL NEED TO CLEAR IN WASHINGTON?
     We will be filing our HSR form promptly..


48.  HOW LONG WILL THE APPROVAL PROCESS TAKE?
     We expect the regulatory approval process to be completed by early to mid October.


49. WHAT WILL YOU BE DOING IN WASHINGTON TO ENSURE THAT THIS TRANSACTION IS APPROVED?
     We will cooperate with regulators to ensure that they have the necessary information in order to evaluate the transaction.